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                                                                   EXHIBIT 10.22


                           CONSTRUCTION LOAN AGREEMENT


     This Construction Loan Agreement is entered into as of the 14th day of March, 1997, by and between FORT AUSTIN LIMITED PARTNERSHIP ("Borrower"), a Texas limited partnership; and FIRST UNION NATIONAL BANK OF TENNESSEE ("Lender"), a national banking association.


                                    RECITALS

     WHEREAS, Lender has agreed to extend credit to Borrower, on certain terms and conditions, as set forth in detail in this Agreement;

     NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrower, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:


                                 I. DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

     "AFFILIATE" means, with respect to any Person, another Person that, directly or indirectly, (i) has an equity interest in that Person, in any degree, (ii) has common ownership with that Person, in any degree, (iii) Controls that Person, or (iv) shares common Control with that Person.

     "AGREEMENT" means this Loan Agreement (including all schedules and exhibits hereto), as the same may be amended from time to time.

     "ARC ENTITIES" means Borrower; American Retirement Communities, L.P., a Tennessee limited partnership ("ARC, LP"), American Retirement Communities, LLC ("ARC, LLC"), a Tennessee limited liability company; American Retirement Corporation II, formerly known as "American Retirement Corporation ("ARC"), a Tennessee corporation; A.R.C. Management Corporation ("ARCM"), a Tennessee corporation; ARC Chattanooga, Inc., a Tennessee corporation; ARC Fort Austin Properties, Inc., a Tennessee corporation; ARC Corpus Christi, Inc., a Tennessee corporation; ARC Oak Park, Inc., a Tennessee corporation; Trinity Towers Limited Partnership, a Tennessee limited partnership; Holley Court Terrace Limited Partnership, a _____________ limited partnership; ARCLP-Charlotte, L.L.C., a ________________ limited liability company; and all other Subsidiaries of Borrower from time to time.





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     "BANKRUPTCY CODE" means Title I of the Bankruptcy Reform Act of 1978, as it may be amended from time to time.

     "BORROWER" means Fort Austin Limited Partnership, a Texas limited partnership, its successors and assigns. This definition does not abrogate the requirement set forth below restricting Borrower's ability to assign its rights under this Agreement.

     "CAPITAL LEASE" means a lease that would be characterized as a financed sale under GAAP.

     "CHANGE OF CONTROL" means the occurrence, after the date of this Agreement, of the acquisition of Control of any ARC Entity by any Person which does not presently Control such entity.

     "CLOSING DATE" means the date of this Agreement.

     "COLLATERAL" means all Property now or hereafter securing the Obligations.

     "CONSTRUCTION LOAN" has the meaning assigned in Article II hereof.

     "CONSTRUCTION LOAN ADDENDUM" means the Construction Loan Addendum between Borrower and Lender of even date herewith, which Addendum is an integral part of this Agreement and is incorporated herein by this reference.

     "CONSTRUCTION LOAN NOTE" means the Construction Loan Note made by Borrower dated the date of this Agreement in the principal amount of Eleven Million Six Hundred Thousand and 00/100 Dollars ($11,600,000.00), and all modifications, amendments, extensions, renewals and restatements thereof.

     "CONTROL" or "CONTROLLED" means that a Person has the power to conduct or govern the policies of another Person.

     "DEBT" means, with respect to any Person, all obligations, contingent or otherwise, that would be classified under GAAP as a liability of that Person including, but not limited to, any nonrecourse obligations secured by Property of that Person.

     "DEFAULT RATE" means the lesser of four per cent (4%) above the Prime Rate or the highest lawful rate.

     "EVENT OF DEFAULT" means the occurrence of any of the events specified in
Section 8.1 hereof, as to which any requirement for notice or lapse of time has been satisfied.



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     "ENCUMBRANCE" means any interest in Property in favor of one not the owner thereof, whether voluntary or involuntary, including, but not limited to, (i) the lien or security interest arising from a deed of trust, mortgage, pledge, security agreement, conditional sale, Capital Lease, consignment, or bailment for security purposes, and (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions.

     "ENVIRONMENTAL LAWS" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and any other federal, state or municipal law, rule or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "ERISA AFFILIATE" means any Person who for purposes of Title IV of ERISA is a member of Borrower's controlled group, or under common control with Borrower, within the meaning of Section 414 of the IRC, and the regulations promulgated pursuant thereto and the rulings issued thereunder.

     "ERISA EVENT" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in 4001(a)(2) of ERISA; (v) the failure by Borrower or any ERISA Affiliate to make a material payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

     "FACILITY" means the Santa Catalina Villas Retirement Community in Tucson, Arizona.

     "FINANCIAL STATEMENTS" means the consolidated balance sheet and income statement for ARC, L.P. and the consolidating balance sheet and income statement for ARC, LP represented as Richmond Place, Heritage Club, Carriage Club Charlotte, Carriage Club



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Jacksonville, ARCLP-Charlotte L.L.C. representing Carriage Club Charlotte,
Trinity Towers Limited Partnership, Borrower, Holley Court Terrace, L.P. and ARC, dated December 31, 1996, delivered by Borrower to Lender, and all subsequent financial statements delivered to Lender pursuant to this Agreement as of the date hereof, including all notes thereto.

     "FUNB-NC" means First Union National Bank of North Carolina, a national banking association and the issuer of the Richmond Place Letter of Credit.

     "GAAP" means generally accepted accounting principles pronounced by the Financial Accounting Standards Board or any successor thereto, as in effect from time to time.

     "GOVERNMENTAL AUTHORITY OR AUTHORITIES" shall mean any governmental or quasi-governmental entity, court or tribunal including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of any foreign or domestic governmental entity.

     "HAZARDOUS SUBSTANCES" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., and in the regulations promulgated pursuant to such acts and laws; and such other substances that are or become regulated under any applicable local, state, or federal law or regulation addressing environmental hazards.

     "INTEREST EXPENSE" means expenses for interest (including current charges on Capital Leases) and expenses for any interest rate swaps or similar derivative contracts used for the management of interest expense, letter of credit fees, remarketing and guaranty fees.

     "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

     "LAW" or "LAWS" means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

     "LENDER" means First Union National Bank of Tennessee, its successors and assigns.

     "LOAN" means an extension of credit under the Construction Loan.

     "LOAN DOCUMENTS" means, collectively, each written agreement executed and delivered by any ARC Entity to Lender in connection with the Construction Loan.



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     "MATERIAL ADVERSE CHANGE" means any material and adverse change in the business, Properties, or operations of Borrower or ARC, LP individually or of the ARC Entities on a consolidated basis.

     "MATERIAL ADVERSE EFFECT" means any event or condition which, singly or in the aggregate with other events or conditions, materially and adversely affects the business, Properties, or operations of Borrower or ARC, LP individually or of the ARC Entities on a consolidated basis.

     "OBLIGATIONS" means all present and future debts and other obligations of Borrower to Lender, whether arising by contract, tort, guaranty, overdraft, or otherwise; whether or not the advances or events creating such debts or other obligations are presently foreseen; and regardless of the class of the debts or other obligations, be they otherwise secured or unsecured. Without limiting the foregoing, the "Obligations" specifically includes the obliga tions of Borrower under this Agreement and the other Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.


     "PERMITTED ENCUMBRANCES" means all of the following:

          (a)  Encumbrances securing the payment of any of the Obligations.

          (b) Encumbrances securing taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrower has made reserve therefor as required by GAAP.

          (c) Mechanics', repairmen's, materialmen's, warehousemen's and other like liens arising by operation of law securing accounts that are not delinquent.

          (d) Encumbrances on real property used by Borrower not securing monetary obligations, provided that the Encumbrances are of a type customarily placed on real property and do not materially impair the value of the affected property.

          (e) Pledges or deposits in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or



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               to secure the performance of leases or contracts entered into in the ordinary course of business.

          (f)  Encumbrances described on the attached Schedule 1.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, governmental agency or political subdivision thereof, or any other form of entity.

     "PLAN" means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or any Subsidiary and covered by Title IV of ERISA or to which Section 412 of the IRC applies.

     "PRIME RATE" shall be that rate announced by Lender from time to time as its Prime Rate and is one of several interest rate bases used by Lender. Lender lends at rates both above and below Lender's Prime Rate and Borrower acknowledges that Lender's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

     "PROPERTY" or "PROPERTIES" means any interest in any kind of property, whether real, personal, or mixed, or tangible or intangible.

     "REIMBURSEMENT AGREEMENT" means the Reimbursement Agreement dated as of October 31, 1995 by ARC, LP in favor of Lender and FUNB-NC, pursuant to which the Richmond Place Letter of Credit has been issued.

     "RICHMOND PLACE LETTER OF CREDIT" means the Irrevocable Direct Pay Letter of Credit issued by FUNB-NC for the account of ARC, LP to Third National Bank in Nashville as Trustee under the Trust Indenture dated as of April 1, 1987, as amended and restated as of November 1, 1994, governing the issuance of the Lexington-Fayette Urban County Government Residential Facilities Refunding Revenue Bonds (Richmond Place Associates, L.P. Project) Series 1987.

     "SOLVENT" shall mean, as to any Person, that as of any date of determination, (i) the then fair value of the assets of such Person is (a) greater than the then total amount of liabilities (including subordinated liabilities) of such Person and (b) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (ii) such Person's capital is not unreasonably small in relation to its business, and (iii) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.

     "SUBSIDIARY" means any present or future corporation, partnership or other entity at least a majority of whose outstanding voting stock shall at the time be owned directly or indirectly by Borrower, by one or more Subsidiaries of Borrower or a combination thereof, or any partnership in which Borrower or a Subsidiary of Borrower is a general partner.



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     "TAXES" means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

     "UCC" means the Uniform Commercial Code as adopted in Tennessee, as it may be amended from time to time.

     "UNMATURED DEFAULT" means any event or condition that, but for the giving of any required notice by Lender and/or the passing of time, would be an Event of Default hereunder.

                                    II. LOAN


     2.1 Construction Loan. Concurrently with the execution of this Agreement, Lender shall make a Construction Loan (the "Construction Loan") available to Borrower under the following terms:

          2.1.1 Amount of Construction Loan. The original principal indebtedness of Borrower to Lender under the Construction Loan shall be Eleven Million Six Hundred Thousand and 00/100 Dollars.

          2.1.2 Use of Proceeds of Construction Loan. The proceeds of the Construction Loan shall be used by Borrower to finance the expansion of the Santa Catalina Retirement Community in Tucson, Arizona. Such proceeds shall be advanced in accordance with the terms of the Construction Loan Addendum.

          2.1.3 Construction Loan Note. Borrower's obligations under the Construction Loan shall be evidenced by the Construction Loan Note.

          2.1.4 Interest Rate Applicable to Construction Loan. The principal amount of the Construction Loan outstanding shall bear interest at Lender's Prime Rate, as it may change from time to time.

          2.1.5 Calculation of Interest. Interest for Prime Rate Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed.

          2.1.6 Default Rate. Notwithstanding the foregoing, upon the occurrence of an Event of Default and during the continuation of such Event of Default until it is cured or waived, interest shall be charged at the Default Rate, regardless of whether Lender has elected to exercise any other remedies available to Lender, including, without limitation, acceleration of the maturity of the



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     outstanding principal of the Construction Loan. All such interest shall be paid at the time of and as a condition precedent to the curing of any such Event of Default to the extent any right to cure is given in this Agreement.

          2.1.7 Usury Savings Provision. It is the intention of the parties that all charges under or in connection with this Agreement and the Obligations, however denominated, and including (without limitation) all interest, commitment fees, late charges and loan charges, shall be limited to the maximum lawful amount that may be assessed under Tennessee law or, if higher, applicable federal law. Such charges shall be characterized and all provisions of the Loan Documents shall be construed as to uphold the validity of charges provided for therein and, all such charges shall be spread over the entire term of the Loans to the extent permitted by law. If for any reason whatsoever, however, any charges paid or contracted to be paid in respect of the Construction Loan shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then, ipso facto, the obligation to pay such interest and/or other charges shall be reduced to the maximum lawful amount in effect from time to time, and any amounts collected by Lender that exceed the maximum lawful amount shall be applied to the reduction of the principal balance of the Construction Loan and/or refunded to Borrower so that at no time shall the interest or loan charges paid or payable in respect of the Construction Loan exceed the maximum lawful amount. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrower and Lender with respect to the Construction Loan.

     2.2 Repayment. Monthly payments of interest only shall be due during the term of this Agreement.

          2.2.1 Initial Repayment Schedule. Payments of interest only shall be made monthly in arrears, with the entire principal balance due at the earlier of completion of construction of the Facility or April 30, 1998.

          2.2.2 All Amounts Due. All remaining principal, interest and expenses under the Construction Loan will be due at the earlier of the date that is thirty (30) days subsequent to the completion of construction of the Facility (as evidenced by the issuance of a certificate of occupancy for the new portion of the Facility) or June 30, 1998.



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     2.3 Fees.

          2.3.1 Construction Loan Commitment Fee. Concurrently with the execution hereof, Borrower shall pay Lender the sum of $58,000.00 as a commitment fee for the Construction Loan.

     2.4 Release. So long as Borrower and the ARC Entities are not in default with respect to any obligation to Lender, Lender shall release its Deed of Trust upon payment in full of Borrower's obligations under the Construction Loan and Borrower shall have no further obligation under this Agreement or the Loan Documents except as expressly provided herein or therein.

                            III. CONDITIONS PRECEDENT

     3.1 Conditions to Closing. Lender shall not be obligated to make its initial Loan pursuant to this Agreement unless and until Borrower provides Lender with the documents and other items required by the Construction Addendum.


                       IV. REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants to Lender that, as of the Closing Date:

     4.1 Capacity. Each ARC Entity is a limited partnership, limited liability company ("LLC") or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the state of its formation or organization, as applicable. Each ARC Entity is qualified or authorized to do business in all jurisdictions in which its ownership of property or conduct of business requires such qualification or authorization. Each ARC Entity has the power and authority to own its Properties and to carry on its business as now being conducted and as proposed to be conducted after the execution hereof, to execute and deliver this Agreement and/or such of the other Loan Documents as they are required to execute, and to perform its obligations hereunder and under such other Loan Documents. References in this Article IV to the execution, delivery and performance by the ARC Entities shall be limited in each instance to the ARC Entities which are parties to such documents.

     4.2 Authorization. Each ARC Entity's execution, delivery and performance of this Agreement and the other Loan Documents, as applicable, have been duly authorized by all requisite partnership, LLC and corporate action.

     4.3 Binding Obligations. This Agreement is and the other Loan Documents, when executed and delivered to Lender, will be, legal, valid and binding upon each ARC Entity, enforceable in accordance with their respective terms, subject only to principles of equity and laws applicable to creditors generally, including bankruptcy laws.




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     4.4 No Conflicting Law or Agreement. Each ARC Entity's execution, delivery and performance of the Loan Documents do not constitute a breach of or default under, and will not violate or conflict with, any provisions of the corporate charter of any ARC Entity; any contract, financing agreement, lease, or other agreement to which any ARC Entity is a party or by which its Properties may be affected; or any Law to which any ARC Entity is subject or by which its Properties may be affected; nor will the same result in the creation or imposition of any Encumbrance upon any Properties of any ARC Entity, other than those contemplated by the Loan Documents.

     4.5 No Consent Required. Each ARC Entity's execution, delivery, and performance of this Agreement and the other Loan Documents do not require the consent or approval of or the giving of notice to any Person except for those consents which have been duly obtained and are in full force and effect on the date hereof.

     4.6 Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and present fairly the financial condition and results of operations of the ARC Entities as of the date and for the period stated therein, subject to year-end adjustments. No Material Adverse Change has occurred since the date of the Financial Statements. Borrower acknowledges that Lender has advanced (or shall advance) the Loans in reliance upon the Financial Statements.

     4.7 Fiscal Year. Each ARC Entity's fiscal year ends on December 31 of each year.

     4.8 Litigation. Except as disclosed on Schedule 4.8 hereto, there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature pending or, to the knowledge of Borrower, threatened against, likely to be instituted against or affecting any ARC Entity or any of its Properties, except any such proceeding involving only a claim for money damages less than $100,000. No ARC Entity is subject to any outstanding court, arbitral or administrative order, writ or injunction. To the best of Borrower's knowledge, information and belief, no facts exist under which third parties have unasserted claims against any ARC Entity that would involve a claim for injunctive relief or payment of money damages in excess of $100,000.

     4.9 Taxes; Governmental Charges. Each ARC Entity has filed or caused to be filed all tax returns and reports required to be filed. Each ARC Entity has paid, or made adequate provision for the payment of, all Taxes that have or may have become due pursuant to such returns or otherwise, or pursuant to any assessment received by Borrower, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. Borrower knows of no proposed material tax assessment against any ARC Entity. No extension of time for the assessment of federal, state or local taxes of borrower is in effect or has been requested, except as disclosed in the Financial Statements. Each ARC Entity has timely made all required remittances of withholding deposits and other assessments against payroll expenditures.



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     4.10 Title to Properties. Each ARC Entity has good and marketable title to, or a valid leasehold interest in, its Properties, free and clear of all Encumbrances except for Permitted Encumbrances.

     4.11 No Default. No ARC Entity is in default (beyond applicable grace and/or periods of notice and cure) in any material respect that affects its business, Properties, operations, or condition, financial or otherwise, under any document evidencing an obligation for the repayment of borrowed money. No ARC Entity is in default in any respect under any other instrument to which any ARC Entity is a party or by which its Properties are bound, except to the extent that such default could not reasonably be expected to have a Material Adverse Effect. To the best of Borrower's knowledge, information and belief, no other party to any contract with any ARC Entity is in default or breach thereof and no circumstances exist which, with the giving of notice and/or the passing of time would constitute such default or breach which would have a Material Adverse Effect. No Event of Default or Unmatured Default exists under this Agreement.

     4.12 Casualties; Taking of Properties. Neither the business nor the Property of any ARC Entity is presently impaired as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

     4.13 Compliance with Laws. No ARC Entity is in violation of any Law to which any ARC Entity, its business or any of its Properties are subject, the violation of which would likely have a Material Adverse Effect, and there are no outstanding citations, notices or orders of noncompliance issued to any ARC Entity under any such Law, the violation of which would likely have a Material Adverse Effect. Each ARC Entity has obtained all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of any ARC Entity's business.

     4.14 ERISA. No ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan.

     4.15 Full Disclosure of Material Facts. Borrower has fully advised Lender of all matters involving Borrower's, ARC, LP's and the consolidated ARC Entities' financial condition, business, operations, Properties or industry that would be reasonably expected to have a Material Adverse Effect. No information, exhibit, or report furnished or to be furnished by Borrower to Lender in connection with this Agreement contains, as of the date thereof, any misrepresentation of fact or failed or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

     4.16 Accuracy of Projections. With respect to all business plans and other forecasts and projections furnished by or on behalf of Borrower and made available to Lender relating to the financial condition, business, operations, Properties or prospects of the ARC



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Entities, to the best of Borrower's knowledge, information and belief, all facts stated as such therein are true and complete in all material respects and all estimates and assumptions were made in good faith and believed to be reasonable at the time made.

     4.17 Investment Company Act. No ARC Entity is an "investment company" under the Investment Company Act of 1940, as amended.

     4.18 Personal Holding Company. No ARC Entity is a "personal holding company" as defined in Section 542 of the IRC.

     4.19 Solvency. Each ARC Entity is Solvent as of the Closing Date and will remain Solvent upon the consummation of the transactions contemplated hereby.

     4.20 Chief Executive Office. The address designated herein to which notices are to be sent under this Agreement is the chief executive office for each ARC Entity within the meaning of Tennessee Code Annotated Section 47-9-103(3)(d).

     4.21 Subsidiaries. Borrower has no Subsidiaries.

     4.22 Ownership of Patents, Licenses, Etc. Each ARC Entity owns all licenses, permits, franchises, registrations, patents, copyrights, trademarks, trade names or service marks, or the rights to use the foregoing, that are necessary for the continued operation of its business.

     4.23 Environmental Compliance. Each ARC Entity has duly complied with, and its Properties are owned and operated in compliance with, all Environmental Laws, the violation of which would have a Material Adverse Effect. There have been no citations, notices or orders of non-compliance issued to any ARC Entity or, to Borrower's knowledge, relating to any ARC Entity's business or Properties pursuant to any Environmental Law. Each ARC Entity has obtained all required federal, state and local licenses, certificates or permits relating to it and its Properties as required by applicable Environmental Laws.

     4.24 Labor Matters. No ARC Entity is subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring it to recognize, deal with or employ any Person. No demand for collective bargaining has been asserted against any ARC Entity by any union or organization. No ARC Entity has experienced any strike, labor dispute, slowdown or work stoppage due to labor dispute and, to the best knowledge of Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against any ARC Entity. Each ARC Entity is in compliance in all material respects with the Fair Labor Standards Act of 1938, as amended.

     4.25 OSHA Compliance. Each ARC Entity is in compliance in all material respects with the Federal Occupational Safety and Health Act, as amended, and all regulations under the foregoing.




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     4.26 Regulation U. No ARC Entity is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). No proceeds of any Revolving Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) in violation of applicable law, including, without limitation, Regulation U issued by the Board of Governors of the Federal Reserve System.


                            V. AFFIRMATIVE COVENANTS

     Borrower covenants that, during the term of this Agreement (and thereafter where such covenants expressly require), it will observe and cause the other ARC Entities to observe the affirmative covenants set forth in Article V of the Loan Agreement dated October 31, 1995, between Lender and ARC, LP, as the same may be amended from time to time. This obligation shall survive the repayment of the obligations evidenced by the October 31, 1995, Loan Agreement.




                             VI. NEGATIVE COVENANTS

     Borrower covenants and agrees that, without Lender's prior written consent, neither it nor any of the other ARC Entities will violate any of the negative covenants contained in Article VI of the Loan Agreement dated October 31, 1995, between Lender and ARC, LP, as the same may be amended from time to time. This obligation shall survive the repayment of the obligations evidenced by the October 31, 1995, Loan Agreement.

                            VII. FINANCIAL COVENANTS

     Borrower acknowledges that certain of the ARC Entities are subject to financial covenants in other agreements that they have entered into with Lender, and covenants with Lender that it will cause such entities to comply with those financial covenants; this obligation shall survive the repayment of the obligations evidenced by those other agreements so long as the Construction Loan is outstanding. Borrower further covenants with Lender as follows:

     7.1 Debt Service Coverage Ratio. On a rolling 4 quarter basis, tested quarterly, Borrower shall maintain a debt service coverage ratio of no less than 1.35:1. This ratio shall be determined as follows:

                       NIBT + D/A + INT. EXP. + LEASE EXP.
                       -----------------------------------
   INT. EXP. (incl. Letter of Credit, Remarketing & Guaranty fees, as appl.) + CURRENT MATURITIES OF LTD (including required escrow payments) + LEASE EXP.


As used in the formula above, NIBT means net income plus tax expense; D/A means expenses for depreciation and amortization, and other non-cash items; INT.EXP means Interest Expense; LEASE EXP. means expenses under leases other than Capital Leases; LTD means long-term Debt and CURRENT MATURITIES OF LTD means principal and escrow payments actually due and payable within the applicable test period.

     7.2 Security Deposit Escrows. Borrower shall maintain tenant security deposits in full compliance with its contractual agreements and all applicable laws.

                             VIII. EVENTS OF DEFAULT

     8.1 Events of Default. Any of the following events shall be considered an Event of Default under this Agreement:

          8.1.1 Payments. Borrower's failure to make payment of any installment of principal, interest or expenses to Lender within 10 days of the date when due.

          8.1.2 Representations and Warranties. Lender's determination that any material representation or warranty made by any Borrower or any other ARC Entity in any Loan Document was incorrect in any material respect as of the date thereof.

          8.1.3 Negative Covenants. The failure of Borrower or any other ARC Entity to comply in any material respect with any of the material requirements of Article VI hereof.

          8.1.4 Reporting Requirements. The failure of Borrower or any other party to timely perform all covenants in the Loan Documents requiring the furnishing of notices, financial reports or other information to Lender.

          8.1.5 Other Covenants. The failure of Borrower or any other ARC Entity to observe or perform any covenant contained in any Loan Document, which covenant is not subject to any specific provision in this Article VIII; provided, however, as to any such breach that is reasonably susceptible to being cured (a "Curable Default"), the occurrence of such Curable Default shall not constitute an Event of Default hereunder if such Curable Default is fully cured and/or corrected within thirty days (five (5) days, if such Curable Default may be cured by the payment of a sum of money) after the earlier of Borrower's knowledge of the facts giving rise thereto or Lender's written notice thereof to Borrower given in accordance with the provisions hereof.

          8.1.6 Involuntary Bankruptcy or Receivership Proceedings. The appointment of a receiver, custodian, liquidator, or trustee for Borrower or any other ARC Entity, or for any of its Property, by the order or decree of any court or agency or supervisory authority having jurisdiction; or Borrower's or any other ARC Entity's adjudication as being bankrupt or insolvent; or the sequestering of any of the Property of Borrower or any other ARC Entity by court order or the filing of a petition against Borrower or any other ARC Entity under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect, if such involuntary proceedings are not dismissed within 60 days.

          8.1.7 Voluntary Petitions. Borrower's or any other ARC Entity's filing of a petition in voluntary bankruptcy or to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, receivership, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or its consent to the filing of any petition against it under any such law.

          8.1.8 Discontinuance of Business. Borrower's or any other ARC Entity's discontinuance of its usual business or its dissolution.

          8.1.9 Default on Other Debt. Borrower or any other ARC Entity shall fail to make any payment due from it on any indebtedness or other security for borrowed money in excess of $100,000.00 beyond any applicable cure period (whether its liability therefor is direct or contingent), or if any other event (other than the mere passage of time) or any other condition in respect of any indebtedness or other security for borrowed money of Borrower or any other ARC Entity in a principal amount in excess of $100,000 (whether its liability therefor is direct or contingent) or under any agreement securing or relating to such indebtedness or other security for borrowed money shall occur the effect of which, after the giving of any required notice and the expiration of any applicable cure period, is to cause (or permit any holder of such indebtedness or other security or a trustee to cause) such indebtedness or other security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or if any such indebtedness or other security for borrowed money otherwise is accelerated and becomes due prior to its stated maturity or prior to its regularly scheduled dates of payment.

          8.1.10 Undischarged Judgments. Any judgment against Borrower or any other ARC Entity or any attachment or levy against the property of Borrower any other ARC Entity with respect to a claim for an amount in excess of $25,000 not adequately insured or indemnified against, remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of twenty (20) days.

          8.1.11 Insolvency. Borrower's or any ARC Entity's no longer being Solvent. For purposes of making the determination of solvency hereunder, Borrower or any ARC Entity may include funds available from Borrower or any other ARC Entity to the extent permitted under the terms of this Agreement.

          8.1.12 Attachment. The issuance of an attachment or other process against any Property of Borrower or any other ARC Entity, unless removed (by bond or otherwise) within twenty (20) days.

          8.1.13 Insurance. Borrower's or any other ARC Entity's failure to maintain any insurance required in the Construction Loan Addendum or in any other Loan Document.

          8.1.14 Other Event. The occurrence of any event or condition which, in Lender's reasonable discretion, materially and adversely affects the ability of Borrower to perform the Obligations.

          8.1.15 Cross-Default. The occurrence of an Event of Default under (i) the Reimbursement Agreement or (ii) any document evidencing or securing obligations of any of the ARC Entities to Lender or its affiliates.

     8.2 Remedies. Upon the happening of any Event of Default:

          8.2.1 Default Rate. Lender may declare the Obligations to thereafter bear interest at the Default Rate.

          8.2.2 Acceleration. Lender may declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which are hereby expressly waived.

          8.2.3 Exercise of Setoff. Lender may exercise its right of setoff against Borrower.

          8.2.4 Other Remedies. Lender may exercise its remedies under any or all of the Loan Documents and all other rights afforded a creditor under applicable law.


                             IX. GENERAL PROVISIONS

     9.1 Notices. All communications relating to this Agreement or any of the other Loan Documents shall be in writing and shall effective when be delivered by mail, overnight courier, special courier or otherwise to the following addresses:

                   if to Borrower:
                   Fort Austin Limited Partnership
                   Attn: Mr. W.E. Sheriff
                   111 Westwood Place, Suite 400
                   Brentwood, Tennessee 37027

                   With a Copy To:

                   Bass, Berry & Sims
                   Attn: T. Andrew Smith, Esq.
                   First American Center
                   Nashville, Tennessee 37238
                   if to Lender:

                   First Union National Bank of Tennessee
                   Attn: Andrew C. Tompkins
                   150 Fourth Avenue North
                   Nashville, Tennessee 37219

                   With a Copy To:

                   Boult, Cummings, Conners & Berry
                   Attn:  Richard F. Warren
                   414 Union Street, Suite 1600
                   Nashville, Tennessee  37219


     Any party may change its address for receipt of notice by written direction to the other parties hereto.

     9.2 Renewal, Extension, or Rearrangement. All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

     9.3 Application of Payments. Amounts received with respect to the Obligations shall be applied (i) first, to any expenses due Lender, (ii) second, to accrued interest under any of the Obligations, and (iii) third, to reduce principal of the Obligations, in such manner as determined by Lender.

     9.4 Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP.

     9.5 Counterparts. This Agreement may be executed in counterparts with all signatures or by counterpart signature pages, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

     9.6 Negotiated Document. This Agreement and the other Loan Documents have been negotiated by the parties with full benefit of counsel and should not be construed against any party as author.

     9.7 Consent to Jurisdiction; Exclusive Venue. Borrower hereby irrevocably consents to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Lender may be a party and which concerns this Agreement or the Obligations. It is further agreed, subject to the provisions of Section 9.26, that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, except for matters relating to the Property, which may be heard in a court sitting in the State of Arizona, unless Lender agrees to the contrary in writing.

     9.8 Not Partners; No Third Party Beneficiaries. The relationship of Lender and Borrower and the other ARC Entities is that of lender and borrower only, and neither is a fiduciary, partner or joint venturer of the other for any purpose. Except as described in the immediately succeeding sentence, this Agreement has been executed for the sole benefit of Lender, and no third party is authorized to rely upon Lender's rights or duties hereunder.

     9.9 No Reliance on Lender's Analysis. Borrower acknowledges and represents that, in connection with the Obligations, Borrower has not relied upon any financial projection, budget, assessment or other analysis by Lender or upon any representation by Lender as to the risks, benefits or prospects of Borrower's business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrower.

     9.10 No Marshalling of Assets. Lender may proceed against collateral securing the Obligations and against parties liable therefor in such order as it may elect, and neither Borrower nor any surety or guarantor for Borrower nor any creditor of Borrower shall be entitled to require Lender to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

     9.11 Impairment of Collateral. Lender may, in its sole discretion, release any collateral securing the Obligations or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Lender's part in collecting the Obligations are hereby waived.

     9.12 Business Days. If any payment date under the Obligations falls on a day that is not a Business Day, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next following Business Day.

     9.13 Participations. Lender may, from time to time, in its sole discretion, and without notice to Borrower or any other Person, sell participations in any credit subject hereto to such other investors or financial institutions as it may elect. Lender may from time to time disclose to any participant or prospective participant such information as Lender may have regarding the financial condition, operations, and prospects of Borrower.

     9.14 Standard of Care; Limitation of Damages. Lender shall be liable to the Borrower only for matters arising from this Agreement or otherwise related to the Obligations resulting from Lender's gross negligence or willful misconduct, and liability for all other matters is hereby waived. Lender shall not in any event be liable to Borrower for special or consequential damages arising from this Agreement or otherwise related to the Obligations.

     9.15 Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

     9.16 Indulgence Not Waiver. Lender's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Lender's rights to declare a default or otherwise demand strict compliance with this Agreement.

     9.17 Cumulative Remedies. The remedies provided Lender in this Agreement are not exclusive of any other remedies that may be available to Lender under any other document or at law or equity.

     9.18 Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party against whom enforcement of the amendment or waiver is sought.

     9.19 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower and Lender, except that Borrower shall not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lender. Any attempted assignment or delegation by Borrower without the required prior consent shall be void.

     9.20 Entire Agreement. This Agreement and the other written agreements between the Borrower and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision in this Agreement shall control.

     9.21 Severability. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

     9.22 Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

     9.23 Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state, except for the Deed of Trust, which the parties have agreed shall be governed by the laws of the State of Arizona.

     9.24 Gender and Number. Words used herein indicating gender or number shall be read as context may require.

     9.25 Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

     9.26 Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Loan Agreement and other Loan Documents ("Disputes") between or among parties to this Loan Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Loan Agreement.

     Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

     9.27 Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Bank and Grantor agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Grantor shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property;
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. Grantor and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     9.28 Federal Reserve. Nothing in this or other documents with respect to this transaction shall prohibit Lender from pledging or assigning the obligations evidencing this transaction including the collateral securing those obligations to any Federal reserve Bank in accordance with applicable law.

     Executed as of the date first written above.


                                 FORT AUSTIN LIMITED PARTNERSHIP

                                 By: ARC Fort Austin Properties, Inc.
                                          General Partner


                                 By:____________________________________

                                 Title:_________________________________



                                 FIRST UNION NATIONAL BANK OF TENNESSEE,
                                 Lender

                                 By:____________________________________

                                 Title:_________________________________